Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-198459) on Form S-3ASR and the registration statements (Nos. 333-196252, 333-181585, 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 of Carrizo Oil & Gas, Inc. of our report dated December 15, 2014, with respect to the combined statements of revenues and direct operating expenses of oil and gas properties acquired by Carrizo Oil & Gas, Inc. for the years ended December 31, 2013 and 2012, and the nine months ended September 30, 2014, which report appears in the Form 8-K/A of Carrizo Oil & Gas, Inc. to be filed on December 15, 2014.
/s/ KPMG LLP
Houston, Texas
December 15, 2014